Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Amendment No. 1 to the Registration Statement of Energy and Power Solutions, Inc. on Form S-l of (1) our report dated April 29, 2008, related to the consolidated financial statements of NEC-EPS Holding, LLC and Subsidiaries as of and for the years ended December 31, 2007 and December 31, 2006, and (2) our report dated February 24, 2006, related to the consolidated financial statements of NEC-EPS Holding, LLC and Subsidiaries as of and for the period January 19, 2005 to December 31, 2005, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Romito, Tomasetti & Associates, P.C.

Woburn, Massachusetts

May 7, 2010